Exhibit 4.1

Officers’ Certificate

February 10, 2020

The undersigned officers of Prologis, Inc. (“Prologis, Inc.”), general partner of Prologis, L.P. (the “Company”), on behalf of the Company, acting pursuant to resolutions adopted by the Board of Directors of Prologis, Inc. (the “Board”) on December 5, 2019 and the Securities Offering Transaction Committee of the Board on January 3, 2020, hereby establish a series of debt securities by means of this Officers’ Certificate in accordance with the Indenture, dated as of June 8, 2011 (the “Base Indenture,” and as supplemented by the First Supplemental Indenture thereto, the Second Supplemental Indenture thereto, the Third Supplemental Indenture thereto, the Fourth Supplemental Indenture thereto, the Fifth Supplemental Indenture thereto, the Sixth Supplemental Indenture thereto, the Seventh Supplemental Indenture and the Eighth Supplemental Indenture thereto, the “Indenture”), among the Company, Prologis, Inc., as parent guarantor, and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used but not defined in this Officers’ Certificate shall have the meanings ascribed to them in the Indenture.

3.250% Notes due 2026

1.                  The series shall be entitled the “3.250% Notes due 2026” (the “Notes”).

2.                  The Notes initially shall be limited to an aggregate principal amount of $378,393,000 (except in each case for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of or within the Series pursuant to Section 304, 305, 306, 906, 1107 or 1305 of the Base Indenture); provided, the Company may increase such aggregate principal amount upon the action of the Board to do so from time to time.

3.                  The Notes shall bear interest at the rate of 3.250% per annum. The aggregate principal amount of the Notes is payable at maturity on October 1, 2026. The interest on this Series shall accrue from February 10, 2020 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for. Interest on the Notes shall be payable semi-annually in arrears on April 1 and October 1 of each year (each an “Interest Payment Date”), commencing on April 1, 2020. Interest shall be paid to persons in whose names the Notes are registered on the March 15 and September 15 preceding the Interest Payment Date, whether or not a Business Day (each a “Regular Record Date”).

4.                  The principal of (and any Redemption Price), interest, if any, on the Notes shall be payable, and the Notes may be surrendered for registration of transfer or exchange and notices or demands to or upon the Company in respect of the Notes and the Indenture may be served at the Corporate Trust Office of the Trustee (including for these purposes, its office, located at 100 Wall Street, Suite 1600, New York, New York 10005).

5.                  At any time prior to the Par Call Date, the Notes will be redeemable in whole at any time or in part from time to time at the option of the Company, upon notice of not more than 60 nor less than 15 days prior to the Redemption Date, at a Redemption Price calculated by the Company and equal to the greater of

•	100% of the principal amount of the Notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed if the Notes matured on the Par Call Date but for redemption (exclusive of interest accrued to the Redemption Date) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Reinvestment Rate (as defined below) plus 25 basis points.

In addition, on and after the Par Call Date, the Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date.

The following definitions apply with respect to the Notes:

“Par Call Date” means July 1, 2026.

“Reinvestment Rate” means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to the Par Call Date (the “Treasury Yield”). For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release (as defined below) under the heading “Week Ending” for “U.S. Government Securities—Treasury Constant Maturities” with a maturity equal to such remaining life (assuming the notes matured on the Par Call Date); provided, that if no published maturity exactly corresponds to such remaining life (assuming the notes matured on the Par Call Date), then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the redemption amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Company.

“Statistical Release” means the statistical release designated “H15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

If notice of redemption has been given as provided in the Base Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes shall cease to bear interest on the Redemption Date and the only right of the Holders of the Notes from and after the Redemption Date shall be to receive payment of the Redemption Price upon surrender of such Notes in accordance with such notice.

6.                  The Notes shall not provide for any sinking fund or analogous provision. None of the Notes shall be redeemable at the option of the Holder.

7.                  The Notes shall be issuable in book-entry form only, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

8.                  The principal amount of the Notes shall be payable upon declaration of acceleration pursuant to Section 502 of the Base Indenture.

9.                  The Notes shall be denominated in and principal of or interest on the Notes (or Redemption Price) shall be payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

10.                Except as provided in paragraph 5 of this Officers’ Certificate, the amount of payments of principal of or interest on the Notes (or Redemption Price) shall not be determined with reference to an index or formula.

11.                Except as set forth herein, in the Indenture or in the Notes, none of the principal of or interest on the Notes (or Redemption Price) shall be payable at the election of the Company or a Holder thereof in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the Notes are denominated or stated to be payable.

12.                Except as set forth in the Indenture or the Trust Indenture Act, the Notes shall not contain any provisions granting special rights to the Holders of Notes upon the occurrence of specified events.

13.                The Notes shall not contain any deletions from, modifications of or additions to the Events of Default or covenants of the Company contained in the Indenture.

14.                Except as set forth herein, in the Indenture or in the Notes, the Notes shall not be issued in the form of bearer Securities or temporary global Securities.

15.                Sections 1402 and 1403 of the Base Indenture shall be applicable to the Notes.

16.                The Notes shall not be issued upon the exercise of debt warrants.

17.                Article Sixteen of the Base Indenture shall not be applicable to the Notes.

18.                The other terms and conditions of the Notes shall be substantially as set forth in the Indenture and in the Prospectus dated January 21, 2020 relating to the Notes.

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IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate on the date first written above.

By:
	Name:	Michael T. Blair
	Title:	Assistant Secretary and Managing Director, Deputy General Counsel

By:
	Name:	Deborah K. Briones
	Title:	Senior Vice President, Associate General Counsel

[Signature Page to Officers’ Certificate – 3.250% Notes due 2026]